UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) Of the Securities and Exchange Act Of 1934

June 26, 2007
Date of Report (Date of earliest event reported)

WATSON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-13305	95-3872914
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

311 Bonnie Circle		92880
Corona, California		(Zip Code)
(Address of principal executive offices)

(951) 493-5300

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2007 Senior Executive Equity Compensation Program.

On June 26, 2007, the Compensation Committee of the Board of Directors of Watson Pharmaceuticals, Inc., (the “Company”) adopted the 2007 Senior Executive Equity Compensation Program (the “Program”).  The terms of the Program are not contained in a formal written plan.

Pursuant to the Program, each senior executive (other than the Chief Executive Officer) of the Company (each, an “Executive Officer”) is eligible to receive a restricted stock award.  Depending on the Executive Officer’s position with the Company, target awards range between 700 and 15,000 restricted shares of Company common stock (the “Target Award”).  An individual who becomes an Executive Officer of the Company after the beginning of the fiscal year will be eligible for a prorated Target Award, based upon the portion of time in 2007 during which the individual serves as an Executive Officer of the Company.

The number of restricted shares granted to an Executive Officer will be based on the Company achieving certain earnings before interest, taxes, depreciation and amortization targets, adjusted for non-cash charges, share-based compensation, acquisition related charges, restructuring charges, litigation charges, gains or losses on debt repurchase, and gains or losses on sales of operating assets or securities (as adjusted, the “Financial Targets”) during 2007.  The actual award of restricted stock to an Executive Officer can range from 0% to 150% of such Executive Officer’s Target Award, based upon the level of achievement of such Financial Targets.

Restricted stock awards awarded under the Program, if any, will be issued after the end of 2007, and will vest 50% on the second anniversary of such restricted stock award, and 50% on the fourth anniversary of such restricted stock award.  The Compensation Committee will determine whether and to what extent restricted stock awards will be awarded for fiscal year 2007 after the end of 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2007	WATSON PHARMACEUTICALS, INC.

	By:	/s/ David A. Buchen
David A. Buchen
Senior Vice President, General Counsel and Secretary